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EXHIBIT 21.1

TELEVIDEO, INC.

SUBSIDIARIES

DOMESTIC

  •
  Synertek, Inc., a Nevada Corporation (8%);

FOREIGN

  •
  Ningbo China (30%);

  •
  Alpha Technology, a Korean Company (49%);

  •
  K&T Telecom, Inc, a Korean Company (49%);

  •
  Keyin Telecom Co., Ltd, a Korean Company (5.75%);

  •
  Biomax Co. Ltd., a Korean Company (15%)

  •
  Koram, Inc., A Korean company (50%)

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TELEVIDEO, INC. SUBSIDIARIES